EXHIBIT 99.1

July 30, 2003


FOR IMMEDIATE RELEASE:



CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530

Peoples Community Bancorp, Inc. Reports Net Earnings For The
Three and Nine Month Periods Ended June 30, 2003

West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq:
PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net earnings for the three months ended June 30, 2003 of $966,000, or $.38 diluted earnings per share compared to $918,000, or $.37 diluted earnings per share, for the three months ended June 30, 2002. For the nine months ended June 30, 2003, the Company reported net earnings of $2,728,000 or $1.09 diluted earnings per share compared to $2,215,000 or $.90 diluted earnings per share for the same period in 2002.

The increase in net earnings for the three months ended June 30, 2003 compared to the same period in 2002 was primarily due to an increase in other income and decreases in the provision for loan losses and federal income taxes, which were partially offset by a decrease in net interest income and an increase in general administration and other expenses. The increase in net earnings for the nine months ended June 30, 2003, compared to the same period in 2002 was primarily due to an increase in net interest income and decreases in the provision for loan losses and federal income taxes, which were partially offset by decreases in other income and increased general, administrative and other expenses. The decrease in net interest income during the three month 2003 period was due to margin compression as yields on interest earning assets fell more than those of interest bearing liabilities. The increase in net interest income during the nine
month 2003 period was due to strong loan originations.   Although
the provision for loan losses decreased in each of the three and nine month periods ended June 30, 2003 compared to the same periods in 2002, the Bank continues to make substantial provisions to the allowance for loan losses due to elevated levels of delinquencies, classified assets and charge-offs, as well as an increase in the overall loan portfolio and a shift in emphasis from single-family loans to multi-family, commercial, development and unsecured loans, which have a higher degree of risk. The increase in other income during the three month 2003 period was primarily due to gains on sales of securities and increased other operating income in 2003, which outweighed gains on branch sales in the three month 2002 period. The decrease in other income during the nine month 2003 period was due to gains on sales of branches in 2002, which outweighed gains on sales of securities and increased other operating income in 2003. The increases in general, administrative and other expenses were primarily due to costs associated with the continued expansions of the Company's branch network and infrastructure, which were partially offset by the elimination of goodwill amortization. The decreases in the provision for federal income taxes for the 2003 periods were primarily due to the effects of nondeductible goodwill amortization included in the 2002 periods. The Company's effective tax rates were 34.0% and 36.6% for the three month periods and 34.0% and 45.3% for the nine month periods ended June 30, 2003 and 2002, respectively.

At June 30, 2003, the Company's assets totaled $622.1 million, an increase of $40.4 million, or 7.0%, compared to September 30, 2002. The increase in assets resulted primarily from an increase of $21.3 million in cash and equivalents and a $12.1 million increase in loans, funded by a $36.3 million increase in deposits. Shareholders' equity totaled $45.9 million at June 30, 2003, an increase of $2.9 million, or 6.8% over September 30, 2002 levels.

On July 25, 2003 Peoples consummated the previously announced sale of Kenwood Savings Bank including approximately $10.0 million in deposits and loans, to Fort Washington Trust Company, a wholly owned subsidiary of The Western Southern Life Insurance Company. The remaining $62.1 million of Kenwood's assets and liabilities were transferred to Peoples Community Bank immediately prior to the sale of Kenwood to Ft. Washington. The two former Kenwood Savings Bank branch offices in the Kenwood and Northgate areas are now operating as full service offices of Peoples Community Bank.

In April 2003, Peoples Community Bank announced the signing of a definitive agreement to acquire the Deer Park and Landen branch offices of Ameriana Bancorp. Through this transaction, Peoples will acquire approximately $63.1 million in deposits, $30.9 million in loans, $25.2 million in cash and $567,000 in office premises and equipment. The transaction is subject to regulatory approval and is expected to be completed in the next 90 days.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 114 year old federally chartered savings bank with 11 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area.

                    Peoples Community Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)

     ASSETS                                         June 30,     September 30,
                                                      2003           2002
                                                  -----------    -------------
                                                  (Unaudited)
Cash and cash equivalents                          $  47,902     $  26,637
Investment securities                                 32,685        29,901
Loans receivable                                     516,118       504,012
Fixed assets                                          11,981        10,973
Goodwill                                               4,875         4,875
Other assets                                           8,511         5,234
                                                     -------       -------
     Total assets                                  $ 622,072     $ 581,632
                                                     =======       =======
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                           $ 405,428     $ 369,080
Borrowings                                           153,900       152,950
Other liabilities                                     16,834        16,612
                                                     -------       -------
     Total Liabilities                               576,162       538,642

Shareholders'equity                                   45,910        42,990
                                                     -------       -------
     Total liabilities and shareholders' equity    $ 622,072     $ 581,632
                                                     =======       =======


                    Peoples Community Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except share data)
                              (Unaudited)

                                          Three Months Ended   Nine Months Ended
                                                June 30,             June 30,
                                            2003       2002      2003       2002
                                         -------    -------  --------   --------
Total interest income                    $ 9,292    $ 8,667  $ 28,112   $ 24,306

Total interest expense                     4,603      3,798    14,052     11,352
                                           -----      -----    ------     ------
     Net interest income before
     provision for losses on loans         4,689      4,869    14,060     12,954

Provision for losses on loans              1,188      1,300     3,298      3,769
                                           -----      -----     -----      -----
     Net interest income after
     provision for losses on loans         3,501      3,569    10,762      9,185

Other income                                 644        291       929      2,085

General, administrative and other expense  2,681      2,412     7,555      7,217
                                           -----      -----     -----      -----

     Earnings before income taxes          1,464      1,448     4,136      4,053

Federal income taxes                         498        530     1,408      1,838
                                           -----      -----     -----      -----
     NET EARNINGS                        $   966    $   918  $  2,728   $  2,215
                                             ===        ===     =====      =====
     EARNINGS PER SHARE
        Basic                            $  0.39    $  0.38  $   1.10   $   0.91
                                            ====       ====      ====       ====
        Diluted                          $  0.38    $  0.37  $   1.09   $   0.90
                                            ====       ====      ====       ====